Exhibit 5.2

[Letterhead of Debevoise & Plimpton LLP]

February 13, 2015

BY EDGAR SUBMISSION

Third Point Re (USA) Holdings Inc.

51 JFK Parkway

First Floor West

Short Hills, New Jersey 07078

Third Point Reinsurance Ltd.

The Waterfront, Chesney House

96 Pitts Bay Road

Pembroke HM 08, Bermuda

Third Point Re (USA) Holdings Inc. and Third Point Reinsurance Ltd.

Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Third Point Re (USA) Holdings Inc., a Delaware corporation (the “Company”), and Third Point Reinsurance Ltd., a Bermuda exempted company (“TPRE”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of the Registration Statement on Form S-3 (File Nos. 333-201598 and 333-201598-01) (the “Registration Statement”) and the Prospectus Supplement, dated February 10, 2015 (the “Prospectus Supplement”), to the Prospectus, dated January 20, 2015, relating to the issuance and sale by the Company of $115,000,000 aggregate principal amount of its 7.00% Senior Notes due 2025 (the “Notes”) issued pursuant to the Senior Indenture, dated as of February 13, 2015 (the “Base Indenture”), among the Company, as issuer, TPRE, as guarantor, and The Bank of New York Mellon, as trustee (the “Trustee”), as supplemented and amended by the First Supplemental Indenture, dated as of February 13, 2015, among the Company, TPRE, and the Trustee relating to the Notes (the “Supplemental Indenture”; the Base Indenture, as supplemented and amended by the Supplemental

Third Point Re (USA) Holdings Inc. Third Point Reinsurance Ltd.	2	February 13, 2015

Indenture, the “Indenture”). The Notes are fully and unconditionally guaranteed by TPRE pursuant to and as set forth in the Indenture (such guarantee, a “TPRE Guarantee”).

In rendering the opinions expressed below, (a) we have examined and relied on the originals, or copies certified or otherwise identified to our satisfaction, of such agreements, documents and records of the Company and TPRE and such other instruments and certificates of public officials and officers and representatives of the Company and TPRE as we have deemed necessary or appropriate for the purposes of such opinions, (b) we have examined and relied as to factual matters upon, and have assumed the accuracy of, the statements made in the certificates of public officials and officers and representatives of the Company and TPRE delivered to us and (c) we have made such investigations of law as we have deemed necessary or appropriate as a basis for such opinions.

In rendering the opinions expressed below, we have assumed, with your permission, without independent investigation or inquiry, (i) the authenticity and completeness of all documents submitted to us as originals, (ii) the genuineness of all signatures on all documents that we examined, (iii) the conformity to authentic originals and completeness of documents submitted to us as certified, conformed or reproduction copies, (iv) the legal capacity of all natural persons executing documents, (v) the power and authority of the Trustee to enter into and perform its obligations under the Indenture, (vi) the due authorization, execution and delivery of the Indenture by the Trustee, (vii) the enforceability of the Indenture against the Trustee, (viii) the due authentication of the Notes on behalf of the Trustee in the manner provided in the Indenture, (ix) that TPRE (A) has been duly organized under the laws of the jurisdiction of its formation, (B) is validly existing and in good standing under the laws of Bermuda, (C) has the power and authority to execute, deliver and perform its obligations under the Indenture and (D) has taken all necessary actions under the laws of Bermuda to duly authorize the execution and delivery of, and performance of its obligations under, the Indenture and the TPRE Guarantee and (x) to the extent governed by the laws of Bermuda, the due execution and delivery of the Indenture and the TPRE Guarantee by TPRE.

Based upon and subject to the foregoing and the assumptions, qualifications and limitations hereinafter set forth, we are of the opinion that:

1.	The Notes constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

2.	The TPRE Guarantee constitutes the valid and binding obligation of TPRE, enforceable against TPRE in accordance with its terms.

Our opinions set forth above are subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization and moratorium laws, and other similar laws relating to or affecting creditors’ rights or remedies generally, (ii)

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general equitable principles (whether considered in a proceeding in equity or at law) and (iii) concepts of good faith, reasonableness and fair dealing, and standards of materiality.

We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the General Corporation Law of the State of Delaware, each as currently in effect.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on February 13, 2015, incorporated by reference in the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Debevoise & Plimpton LLP